Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Director, Investor Relations

Corporate Communications

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS RECORD 2nd QUARTER SALES
Net Sales Increase 5%; Soft North American Wholesale Market
Negatively Impacts Profits

GREENWICH, CT, USA, August 25, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, today reported that Net Sales for the second quarter ended July 31, 2004 increased approximately 5% to $289.1 million compared with $275.3 million a year earlier.  Operating Profit for the quarter declined to $19.0 million compared to $20.7 million for the prior year period.  Net Earnings for the quarter were $9.4 million versus $11.2 million a year earlier.  Diluted Net Earnings Per Share for the quarter were $0.21 per share compared to $0.24 for the same period last year.

Net sales for the six months ended July 31, 2004 increased approximately 10% to $648.0 million from $587.3 million reported for the same period a year ago.  Operating profit for the six months declined approximately 3% to $53.3 million versus $55.0 million for the same period last year.  Net earnings were $27.1 million, compared to $30.9 million for the prior year period.  Diluted Net Earnings Per Share were $0.59 compared to $0.67 for last year’s first half.

Second quarter Net Sales increased approximately 5% over last year primarily due to the additions of Kaemingk, acquired late in the second quarter of last year, and Walter Drake, acquired in December of last year, and to increased sales in the Direct Selling segment, which together more than offset a decline in the Wholesale segment.  The decline in the second quarter operating margin primarily relates to a sales shortfall in the North American Wholesale business.  This shortfall is a result of retailer caution and, specifically, their reluctance to commit to holiday product orders, which typically begin shipping in the second quarter.  The Company’s operating margin was also negatively impacted by increased interest expense due to the Company’s October 2003 bond offering and expenses related to compliance with the Sarbanes-Oxley Act.  The decline also reflects the negative impact of the seasonality of the Walter Drake acquisition, the impact of increased raw material prices that primarily affected Blyth’s North American Wholesale business, and ongoing investments in several organic strategic initiatives.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “The North American wholesale environment has deteriorated materially since the beginning of the year.  The significant decline in holiday shipments during the second quarter versus our historical norm highlights the reduced confidence levels in the retail industry as a whole.  Our

European wholesale business fared much better. However, with the additional obstacle of energy price increases since the beginning of the year, growth in the Wholesale segment will be difficult to achieve in fiscal 2005.”

In the Wholesale segment, second quarter net sales decreased approximately 10% to $103.3 million, principally due to weak ordering volume across the entire North American portion of the Wholesale segment and the divestiture of Jeanmarie Creations, Blyth’s decorative gift bag and gift tag business, which was sold in April 2004.  These decreases more than offset the benefit of nearly a full quarter of sales from Kaemingk.  Second quarter operating loss of $4.3 million in the Wholesale segment increased $2.7 million compared to last year’s second quarter loss of $1.6 million and reflects both the sales shortfall and increased raw material costs.

Mr. Goergen continued, “In the Direct Selling segment, however, PartyLite’s European markets continue to experience double-digit growth, showing no slow down in the momentum built last year and in the first quarter.  In the U. S market, PartyLite held its own despite consumers’ diminishing discretionary income due to ever-increasing gasoline prices.”

In the Direct Selling segment, second quarter net sales increased approximately 5% to $150.3 million as a result of continued strength in the European sales of PartyLite® brand products, which increased approximately 24%.  PartyLite’s U.S. sales were approximately flat compared to last year.  Second quarter operating profit in the Direct Selling segment increased approximately 5% to $25.1 million from $23.8 million in the same period last year.

In the Catalog & Internet segment, second quarter net sales increased to $35.4 million, attributable to the acquisition of Walter Drake.  This segment experienced an operating loss of $1.8 million, reflecting the seasonal nature of its business and costs associated with the integration of Walter Drake’s operations into those of Miles Kimball, which is nearly complete.

Commenting on the Catalog & Internet segment, Mr. Goergen said, “The Catalog & Internet segment is our newest distribution channel, and we are pleased that the business remains on track to carry out its financial plan for the full year.  We have great confidence in the management team and are encouraged by the smooth integration of Walter Drake into the operations of Miles Kimball.”

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Management today updated its expectations for fiscal year 2005 Earnings Per Share.  After giving effect to the impact of the Dutch tender offer completed in July 2004, EPS will be in the range of $2.30 to $2.40.  Cash flow from operations is anticipated to be approximately $130 million for the full fiscal year.  The new guidance reflects the softness in the North American Wholesale business, partially offset by the favorable accretion from the recent Dutch tender offer.  Also related to the Dutch tender offer and the Company’s full year EPS guidance, management noted that, under accounting principles generally accepted in the U.S., quarterly computations of Earnings Per Share must stand on their own, and therefore, the sum of the basic and diluted Earnings Per Share for the four quarters of fiscal year 2005 may not equal full-year basic and diluted Earnings Per Share.  Basic and diluted Earnings Per Share for each quarter in fiscal year 2005 will be computed using the weighted-average number of common shares outstanding during the quarter, while basic and diluted Earnings Per Share for the full year will be computed using the weighted-average number of common shares outstanding during the full year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Carolina®, CBK®, Seasons of Cannon Falls® and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Form 10-Q for the quarter ended April 30, 2004 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended July 31, 2004	Three Months Ended July 31, 2003	Six Months Ended July 31, 2004	Six Months Ended July 31, 2003

Net sales	$289,063	$275,268	$648,043	$587,259
Cost of goods sold	142,952	140,716	318,921	291,311
Gross profit	146,111	134,552	329,122	295,948
Selling	93,627	82,229	208,702	179,298
Administrative	33,472	31,604	67,147	61,673
	127,099	113,833	275,849	240,971
Operating profit	19,012	20,719	53,273	54,977
Other expense (income)
Interest expense	5,049	3,512	10,258	7,102
Interest income and other	(411)	(691)	(1,302)	(1,282)
Equity in earnings of investee	(69)	64	(46)	199
	4,569	2,885	8,910	6,019
Earnings before income taxes and minority interest	14,443	17,834	44,363	48,958
Income tax expense	5,048	6,561	17,243	18,014
Earnings before minority interest	9,395	11,273	27,120	30,944
Minority interest	(50)	27	—	71
Net Earnings	$9,445	$11,246	$27,120	$30,873

Basic:
Net earnings per common share	$0.21	$0.25	$0.60	$0.67
Weighted average number of shares outstanding	45,096	45,903	45,381	45,991

Diluted:
Net earnings per common share	$0.21	$0.24	$0.59	$0.67
Weighted average number of shares outstanding	45,501	46,155	45,804	46,174

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2004	July 31, 2003
Assets
Cash and Cash Equivalents	$84,197	$67,977
Accounts Receivable, Net	84,640	101,673
Inventories	274,526	256,121
Property, Plant & Equipment, Net	250,837	277,350
Other Assets	327,793	265,608
	$1,021,993	$968,729

Liabilities and Stockholders’ Equity
Bank Debt	$141,171	$87,376
Bond Debt	249,230	149,289
Other Liabilities	195,821	201,805
Stockholders’ Equity	435,771	530,259
	$1,021,993	$968,729